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                                                                     EXHIBIT 9.1

                 AMENDMENT NO. 3 TO THE PARTNERSHIP AGREEMENT

  The undersigned hereby acknowledge and agree that effective as of the 31st day of December, 1999, that certain Partnership Agreement (the "Partnership Agreement") of the Keith-Reid Partnership dated January 1, 1988 and amended by Amendment No. 1 and Amendment No. 2 thereto on January 1, 1990 and July 1, 1992, respectively by and between Aram H. Keith and Floyd S. Reid is hereby amended by deleting in its entirety Amendment No. 2 and restoring the Partnership Agreement to its original form as amended by Amendment No. 1

  This Amendment No. 3 to the Partnership Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.

  Except as otherwise specifically provided in this Amendment No. 3, the Agreement, as amended by Amendment No. 1, shall continue unchanged and be in full force and effect.

  IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 3 as of the date and year first above written.



ARAM H. KEITH:                            /s/ ARAM H. KEITH
                                          ----------------------------------
                                          Aram H. Keith



FLOYD S. REID:                            /s/ FLOYD S. REID
                                          ----------------------------------
                                          Floyd S. Reid